EXHIBIT 99.1

Lightbridge Provides Business Update and Announces Second Quarter 2024 Financial Results

Conference Call on Thursday, August 1st, at 4:00 PM ET

RESTON, Va, July 31, 2024 (GLOBE NEWSWIRE) – Lightbridge Corporation (“Lightbridge”) (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the second quarter ended June 30, 2024, and provided an update on the Company’s continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, "The recent passage of the ADVANCE Act marked a pivotal moment for the advanced nuclear industry. This landmark legislation recognizes the critical role advanced nuclear technologies will play in building a clean and secure energy future for the United States. We believe this legislation will help to facilitate a more efficient regulatory licensing process for these advanced nuclear technologies, including Lightbridge Fuel™”

"In an era of rapid technological advancement, the demand for clean and reliable energy has never been greater. The rise of data centers powering AI and the increasing prevalence of energy-intensive processes like crypto mining necessitate a massive expansion of our electricity generation capacity, and this expansion must be sustainable and carbon-free. Advanced nuclear technologies like Lightbridge Fuel™ can offer a powerful solution to this challenge."

“At Lightbridge, our fuel development work currently spans several sites across two continents. Lightbridge Fuel is designed to operate at significantly lower temperatures than traditional fuel, enhancing safety and reducing proliferation risks. The expedited NRC licensing process outlined in the ADVANCE Act specifically addresses advanced nuclear fuels that can increase safety and economic competitiveness for existing reactors and the next generation of advanced reactors. This will pave the way for a more efficient path to qualify and license these technologies to reach the market sooner and contribute meaningfully to the growing demand for clean energy solutions,” concluded Mr. Grae.

Financial Highlights

The Company’s working capital position at June 30, 2024 was $26.4 million and had no debt.

Cash Flows Summary

Cash and cash equivalents were $27.1 million for the six months ended June 30, 2024, as compared to $28.6 million at December 31, 2023, a decrease of $1.5 million, consisting of the following:

•

Cash used in operating activities for the six months ended June 30, 2024, was $3.7 million, an increase of $0.7 million compared to $3.0 million for the six months ended June 30, 2023. This increase was primarily due to increased spending on R&D, general and administrative expenses and changes in working capital.

•

Cash provided by financing activities for the six months ended June 30, 2024, was $2.2 million, a decrease of $0.1 million compared to $2.3 million in the six months ended June 30, 2023. This decrease was due to a decrease in the net proceeds from the issuance of common stock by our at-the-market (ATM) facility in the first half of 2024.

Balance Sheet Summary

Total assets were $28.0 million, and total liabilities were $0.9 million at June 30, 2024. Working capital was $26.4 million at June 30, 2024, versus $28.3 million at December 31, 2023. This decrease of $1.9 million in working capital was due primarily to the factors stated above in the cash flows summary.

•	Stockholders’ equity was $27.0 million at June 30, 2024, as compared to $28.9 million at December 31, 2023.

Operations Summary

•

General and administrative expenses amounted to $1.8 million for the three months ended June 30, 2024, compared to $1.6 million for the three months ended June 30, 2023. There was an increase in professional fees of $0.1 million, and an increase in employee compensation and stock-based compensation of $0.1 million.

•

Lightbridge’s total research and development expenses amounted to $0.9 million for the three months ended June 30, 2024, compared to $0.4 million for the three months ended June 30, 2023, an increase of $0.5 million. This increase primarily consisted of an increase in INL project labor costs and outside R&D expenses of $0.2 million, and an increase in allocated employee compensation and employee benefits of $0.3 million. We currently project investing approximately $8.3 million in the R&D of our nuclear fuel over the next 12 to 15 months.

•

Total other income was $0.3 million for the three months ended June 30, 2024, unchanged compared to the three months ended June 30, 2023. The Company’s interest income earned from the purchase of treasury bills and from our bank savings account for the three months ended June 30, 2024 was constant, as compared to the three months ended June 30, 2023.

•	Net loss was $2.4 million for the second quarter ended June 30, 2024, compared to $1.7 million for the second quarter ended June 30, 2023.

CONFERENCE CALL & AUDIO WEBCAST

The conference call will be led by Seth Grae, President, and Chief Executive Officer, with other Lightbridge executives available to answer questions.

To access the call by phone, please register at this link (registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes before the scheduled start time. The webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

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About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential for delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light water reactors and pressurized heavy water reactors, significantly enhancing reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new small modular reactors (SMRs) to bring the same benefits plus load-following with renewables on a zero-carbon electric grid.

Lightbridge has entered into two long-term framework agreements with Battelle Energy Alliance LLC, the United States Department of Energy’s operating contractor for Idaho National Laboratory, the United States' lead nuclear energy research and development laboratory. DOE’s Gateway for Accelerated Innovation in Nuclear program has twice awarded Lightbridge to support the development of Lightbridge Fuel over the past several years. Lightbridge is participating in two university-led studies through the DOE Nuclear Energy University Program at Massachusetts Institute of Technology and Texas A&M University. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell Microcap® Index. For more information, please visit www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

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Lightbridge is on Threads @lightbridgecorp.

For an introductory video on Lightbridge, please visit www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: Lightbridge’s ability to commercialize its nuclear fuel technology; the degree of market adoption of Lightbridge’s product and service offerings; Lightbridge’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors; Lightbridge’s ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in Lightbridge’s fuel development timeline; the increased costs associated with metallization of Lightbridge’s nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with war in Europe; changes in the laws, rules and regulations governing Lightbridge’s business; development and utilization of, and challenges to, Lightbridge’s intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission (the “SEC”). Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in its other filings with the SEC, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

*** tables follow ***

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$27,067,039	$28,598,445
Prepaid expenses and other current assets	302,668	207,063
Total Current Assets	27,369,707	28,805,508
Other Assets
Prepaid project costs and other long-term assets	476,250	483,000
Trademarks	108,865	108,865
Total Assets	$27,954,822	$29,397,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$932,832	$486,326
Total Current Liabilities	932,832	486,326

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 0 shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 25,000,000 authorized, 14,591,477 shares and 13,698,274 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	14,591	13,698
Additional paid-in capital	184,599,393	181,295,125
Accumulated deficit	(157,591,994)	(152,397,776)
Total Stockholders’ Equity	27,021,990	28,911,047
Total Liabilities and Stockholders’ Equity	$27,954,822	$29,397,373

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	1,792,613	1,596,818	3,950,358	3,462,747
Research and development	909,612	366,855	1,933,435	814,899
Total Operating Expenses	2,702,225	1,963,673	5,883,793	4,277,646

Other Operating Income
Contributed services - research and development	—	—	—	31,028
Total Other Operating Income	—	—	—	31,028

Operating Loss	(2,702,225)	(1,963,673)	(5,883,793)	(4,246,618)

Other Income
Interest income	327,591	291,449	689,575	547,814
Total Other Income	327,591	291,449	689,575	547,814

Net Loss Before Income Taxes	(2,374,634)	(1,672,224)	(5,194,218)	(3,698,804)
Income taxes	—	—	—	—
Net Loss	$(2,374,634)	$(1,672,224)	$(5,194,218)	$(3,698,804)

Net Loss Per Common Share
Basic and diluted	$(0.17)	$(0.14)	$(0.38)	$(0.32)

Weighted Average Number of Common Shares Outstanding	13,930,032	11,773,594	13,710,993	11,723,941

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net Loss	$(5,194,218)	$(3,698,804)

Adjustments to reconcile net loss from operations to net cash used in operating activities:
Common stock issued for services	15,000	15,000
Stock-based compensation	841,120	601,158

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(95,605)	(240,355)
Prepaid project costs and other long-term assets	6,750	(144,750)
Accounts payable and accrued liabilities	701,506	457,388
Net Cash Used in Operating Activities	(3,725,447)	(3,010,363)

Net Cash Used in Investing Activities	—	—

Financing Activities
Net proceeds from the issuances of common stock and tax payments for share settlement of equity awards	2,194,041	2,314,382
Net Cash Provided by Financing Activities	2,194,041	2,314,382

Net Decrease in Cash and Cash Equivalents	(1,531,406)	(695,981)
Cash and Cash Equivalents, Beginning of Period	28,598,445	28,899,997
Cash and Cash Equivalents, End of Period	$27,067,039	$28,204,016

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Payment of accrued liabilities with common stock	$255,000	$215,000

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